Exhibit 4.3

March 6, 2018

TERRAFORM POWER, INC.

2018 AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

1.

Establishment and Purpose. TerraForm Power, Inc. hereby amends and restates the incentive compensation plan formerly known as the “SunEdison Yieldco, Inc. 2014 Second Amended and Restated Long-Term Incentive Plan” (the “Plan”). The purposes of the Plan are to (a) enable the Company and its Affiliates to attract and retain individuals who will contribute to the Company’s long range success; (b) motivate key personnel to produce a superior return to the shareholders of the Company and its Affiliates by offering such individuals an opportunity to realize stock appreciation, by facilitating stock ownership, and by rewarding them for achieving a high level of corporate performance; and (c) promote the success of the Company’s business.

2.	Definitions. The capitalized terms used in this Plan have the meanings set forth below except as otherwise provided in an Agreement.

(a)	“Affiliate” means any entity which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first entity.

(b)

“Agreement” means the written agreement evidencing the terms and conditions of an Award which may, in the sole discretion of the Company, be transmitted electronically to any Participant. Each Agreement shall be subject to the terms and conditions of the Plan.

(c)	“Award” means a grant made under this Plan in the form of Restricted Stock Units or any Other Award, whether singly, in combination or in tandem.

(d)	“Board” means the Board of Directors of the Company.

(e)

“Cause” shall mean (i) the failure of the Participant to make a good faith effort to substantially perform his or her duties (other than any such failure due to the Participant’s Disability) or the Participant’s insubordination with respect to a specific directive of the Participant’s supervisor or officer to which the Participant reports directly or indirectly; (ii) the Participant’s dishonesty, gross negligence in the performance of his or her duties hereunder or engaging in willful misconduct, which in the case of any such gross negligence, has caused or is reasonably expected to result in direct or indirect material injury to the Company or any of its Affiliates; (iii) breach by the Participant of any material provision of any written agreement with the Company or any of its Affiliates or material violation of any Company policy applicable to Participant; or (iv) the Participant’s commission of a crime that constitutes a felony or other crime of moral turpitude or fraud. If, subsequent to Participant’s Termination hereunder for other than Cause, it is determined in good faith by the Company that Participant’s employment could have been terminated for Cause hereunder, Participant’s employment shall, at the sole election of the Company, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(f)	“Certificate” means the Company’s Amended and Restated Certificate of Incorporation as the same may be amended from time to time after the date hereof.

(g)

“Change in Control” means a: (i) merger, amalgamation, business combination, take-over bid, tender offer, arrangement, consolidation, recapitalization, reorganization, liquidation, dissolution, winding-up, distribution or share exchange involving the Company or one of its subsidiaries, the assets or revenues of which, individually or in the aggregate, constitute 50.1% or more of the consolidated assets or consolidated revenue, as applicable of the Company and its subsidiaries; (ii) sale of assets of the Company and/or one or more of its subsidiaries representing 50.1% or more of the consolidated revenue of the Company and its subsidiaries; (iii) sale or acquisition of more than 50.1% of the Company’s stock, excluding, in each case any transaction involving only the Company and/or one or more of its subsidiaries; or (iv) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period.

Notwithstanding anything herein to the contrary, to the extent necessary to avoid adverse tax consequences under Section 409A with respect to any Award subject thereto, an event described above shall be considered a Change in Control hereunder only if it also constitutes a “change in control event” under Section 409A.

(h)	“Change in Control Date” shall mean the date on which the event giving rise to the Change in Control occurs.

(i)	“Code” means the Internal Revenue Code of 1986, as amended. and shall be deemed to include references to the Treasury Regulations promulgated thereunder.

(j)

“Committee” means the committee appointed by the Board to administer this Plan. In the absence of a specific appointment, “Committee” shall mean the Nominating and Corporate Governance Committee of the Board.

(k)

“Common Stock” means (i) prior to the Registration Date, the Class C Common Stock, $0.01 par value per share, of the Company, unless otherwise provided in an Agreement, notwithstanding any provision of the Plan to the contrary, and (ii) following the Registration Date, the Class A Common Stock, $0.01 par value per share, of the Company.

(l)	“Company” means TerraForm Power, Inc., a Delaware corporation, or any successor to all, or substantially all, of its businesses by merger, consolidation, purchase of assets or otherwise.

(m)

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, consultant or Non- Employee Director, is not interrupted or terminated, including by reason of death or Disability. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, consultant or Non-Employee Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or Termination; provided further that if any Award is subject to Section 409A, this sentence shall only be given effect to the extent consistent with Section 409A. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absences.

(n)

“Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee.

(o)

“Eligible Employee” means any full-time or part-time employee (including an officer or director who is also an employee) of the Company or an Affiliate and shall also include any consultant to the Company or an Affiliate. References in this Plan to “employment” and related terms shall include the providing of services as a consultant or advisor.

(p)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)

“Fair Market Value” as of any date means: (i) the closing sales price of a Share on the NASDAQ Global Select Market (“NASDAQ”), or if Shares are not quoted on the NASDAQ, on the New York Stock Exchange or any successor thereto, or (ii) if clause (i) is not applicable, what the Committee determines in good faith to be 100% of the fair market value of a Share on that date, taking into account the requirements of Section 409A, which determination shall be conclusive and binding on all persons.

(r)

“Fundamental Change” means a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company (in one or a series of transactions), a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or a statutory share exchange involving capital stock of the Company.

(s)

“Good Reason” means the occurrence of one or more of the following, which circumstances are not remedied by the Company within thirty (30) days after its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within 90 days after the Participant’s knowledge of the applicable circumstances): (i) a material diminution in a Participant’s duties and responsibilities other than a change in such Participant’s duties and responsibilities that results from becoming part of a larger organization following a Change in Control, (ii) a decrease in a Participant’s base salary, bonus opportunity or benefits other than a decrease in benefits that applies generally to all employees of the Company or its Affiliates otherwise eligible to participate in the affected plan, or (iii) a relocation of a Participant’s primary work location more than 50 miles from the work location immediately prior to the Change in Control, in each case, without written consent; provided that in each case, the Participant must actually terminate his or her employment within thirty (30) days following the Company’s thirty (30)-day cure period specified herein.

(t)	“Non-Employee Director” means a member of the Board who is a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act.

(u)	“Option” means a right to purchase Common Stock.

(v)	“Other Award” means a cash-based Award, an Award of Common Stock, an award of restricted Shares, performance Shares or Units, or an Award based on Shares (other than Restricted Stock Units).

(w)	“Participant” means an Eligible Employee or Non-Employee Director to whom an Award is granted pursuant to the Plan.

(x)	“Registration Date” means the initial date on which the Company sells its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act.

(y)	“Restricted Stock Units” means Units of Common Stock granted under Section 7 of this Plan.

(z)	“Section 409A” means Section 409A of the Code.

(aa)	“Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder.

(bb)	“Share” means a share of Common Stock.

(cc)	“Subsidiary” means a “subsidiary corporation,” as that term is defined in Section 424(f) of the Code, or any successor provision.

(dd)	“Successor” with respect to a Participant means the legal representative of an incompetent Participant and the beneficiary, or, where there is no beneficiary, the estate, of a deceased Participant.

(ee)	“Term” means the period during which an Option may be exercised or the period during which the restrictions placed on Restricted Stock Units or any Other Award (other than an Option) are in effect.

(ff)

“Termination” means (a) a termination of Continuous Service; or (b) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. An Agreement may otherwise define Termination, provided that any such definition does not subject the applicable Award to Section 409A.

(gg)

“Unit” means a bookkeeping entry that may be used by the Company to record and account for the grant of units of Common Stock and any Other Award expressed in terms of units of Common Stock until such time as the Award is paid, canceled, forfeited or terminated.

3.	Administration.

(a)

Authority of Committee. The Committee shall administer this Plan or delegate its authority to do so as provided in Section 3(c) hereof or, in the Board’s sole discretion or in the absence of the Committee, the Board shall administer this Plan. Subject to the terms of the Plan, the Committee’s charter and applicable laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(i)	to construe and interpret the Plan and apply its provisions;

(ii)	to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(iii)	to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(iv)

to delegate its authority to one or more officers of the Company with respect to Awards that do not involve “directors” or “officers” within the meaning of Section 16 of the Exchange Act, to the extent permitted by applicable law; provided that, in delegating such authority, the Committee shall specify the maximum number of Shares that may be awarded to any single Participant and shall otherwise comply with applicable law;

(v)	to determine when Awards are to be granted under the Plan and the applicable grant date;

(vi)	from time to time to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted;

(vii)	to determine the number of shares of Common Stock or the amount of cash to be made subject to each Award, subject to the limitations set forth in this Plan;

(viii)

to prescribe the terms and conditions of each Award, including, without limitation, the Award type, the exercise price and medium of payment and the vesting provisions, and to specify the provisions of the Agreement relating to such grant;

(ix)

to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award with respect to an Award, such amendment shall also be subject to the Participant’s consent;

(x)	to determine whether, to what extent and under what circumstances Awards may be settled, paid or exercised in cash, Shares, other Awards or other property, or canceled, forfeited, or suspended;

(xi)	to determine the duration and purpose of leaves and absences which may be granted to a Participant without constituting a Termination for purposes of the Plan;

(xii)	to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(xiii)

to interpret, administer, or reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

(xiv)	to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan,

so long as any determinations, prescriptions, amendments, decisions or other actions by the Board or the Committee do not cause the Plan or Agreement to provide for a deferral of compensation subject to Section 409A to the extent an Award was intended to be exempt from Section 409A.

(b)

Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless a court of competent jurisdiction determines otherwise.

(c)

Delegation. The Committee, or if no Committee has been appointed, the Board, may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.

4.	Shares Available; Maximum Payouts.

(a)

Shares Available. The aggregate number of Shares that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed a number of Shares that represent an aggregate eight and one half percent (8.5%) economic interest in SunEdison Yieldco LLC (subject to any increase or decrease pursuant to the Plan) (the “Share Reserve”), which may be either authorized and unissued Shares or Shares held in or acquired for the treasury of the Company or both. On the Registration Date, the Class C Common Stock reserved for issuance hereunder shall be immediately, and without any further action on the part of the Committee or the Company, converted to Class A Common Stock in accordance with Section 3.4(e) of the Certificate, as the same may be further amended from time to time, and the Share Reserve shall equal the difference between (x) the aggregate number of shares of Class A Common Stock obtained pursuant to the conversion of the Class C Common Stock held as the Share Reserve pursuant to Section 3.4(e) of the Certificate minus (y) any shares of Class A Common Stock issued pursuant to an Agreement prior to the Registration Date. The following Shares may not again be made available for issuance as Awards: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Option, (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Option, or (iii) Shares repurchased on the open market with the proceeds of an Option exercise price.

(b)

Shares Not Applied to Limitations. The following will not be applied to the Share limitations of Section 4(a) above: (i) dividends or dividend equivalents paid in cash in connection with outstanding Awards, (ii) any Shares subject to an Award under the Plan which Award is forfeited, cancelled, terminated, expires or lapses for any reason, and (iii) Shares and any Awards that are granted through the settlement, assumption, or substitution of outstanding awards previously granted (subject to applicable repricing restrictions herein), or through obligations to grant future awards, as a result of a merger, consolidation, or acquisition of the employing company with or by the Company.

If an Award is to be settled in cash, the number of Shares on which the Award is based shall not count toward the Share limitations of Section 4(a).

(c)

Award Limitations. No Participant shall be granted (i) Options to purchase Shares with respect to more than 50% of the Share Reserve in the aggregate, (ii) any other Awards with respect to more than 50% of the Share Reserve in the aggregate (or, in the event such Award denominated or expressed in terms of number of Shares or Units is paid in cash, the equivalent cash value thereof), or (iii) any cash bonus Award not denominated or expressed in terms of number of Shares or Units with a value that exceeds $10,000,000 in the aggregate, in each case, in any fiscal year of the Company under this Plan (such share limits being subject to adjustment under Section 9(f) hereof).

(d)	No Fractional Shares. No fractional Shares may be issued under this Plan; fractional Shares will be rounded down to the nearest whole Share.

5.	Eligibility. Awards may be granted under this Plan to any Eligible Employee at the discretion of the Committee.

6.	General Terms of Awards.

(a)	Awards. Awards under this Plan consist of Restricted Stock Units or Other Awards.

(b)

Agreements. Each Award under this Plan shall be evidenced by an Agreement setting forth the number of Restricted Stock Units or Shares, or the amount of cash, subject to such Agreement, or the number of Shares to which the Option applies, as the case may be, together with such other terms and conditions applicable to the Award (not inconsistent with this Plan) as determined by the Committee in its sole discretion.

(c)	Term. Each Agreement shall set forth the Term of the Award, but in no event shall the Term of an Award be longer than ten years after the date of grant.

(d)

Transferability. Except as otherwise permitted by the Committee or in an Award Agreement, during the lifetime of a Participant to whom an Award is granted, only such Participant (or such Participant’s Successor) may exercise an Option or receive payment with respect to any other Award. Except as otherwise permitted by the Committee, no Award may be sold, assigned, transferred, exchanged, or otherwise encumbered, and any attempt to do so (including pursuant to a decree of divorce or any judicial declaration of property division) shall be of no effect. Notwithstanding the immediately preceding sentence, an Agreement may provide that an Award shall be transferable to a Successor in the event of a Participant’s death.

(e)

Termination of Continuous Service Generally. Each Agreement shall set forth the extent to which the Participant shall have the right to exercise and/or retain an Award following Termination, including, without limitation, upon death or a Disability. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Agreement, need not be uniform among Agreements, and may reflect distinctions based on the reasons for Termination.

(f)

Change in Control. Unless otherwise provided in an Award Agreement, in the event of a Participant’s Termination without Cause or for Good Reason during the 12-month period following a Change in Control Date, all Options shall become immediately exercisable with respect to 100% of the Shares subject to such Options, and/or the period of restriction shall expire and the Award shall vest immediately with respect to 100% of the unvested Restricted Stock Units, and any other Award, and/or all performance goals or other vesting criteria will be deemed achieved at 100% target levels and all other terms and conditions, if any, will be deemed met as of the date of the Participant’s Termination. In addition, in the event of a Change in Control, to the extent determined by the Committee to be permitted under Section 409A, an Award may be treated in accordance with one of the following methods as determined by the Committee, in its sole discretion: (i) cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per Share received or to be received by other shareholders of the Company in the event; or (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan. In the case of any Option with an exercise price that equals or exceeds the price paid for a Share in connection with the Change in Control, the Committee may cancel the Option without the payment of consideration therefor.

(g)

Rights as Shareholder. Other than as provided in an Agreement, a Participant shall have no right as a shareholder with respect to any securities covered by an Award until the date the Participant becomes the holder of record.

(h)	Performance Conditions. The Committee may require the satisfaction of certain performance goals as a condition to the grant, vesting or payment of any Award provided under the Plan.

7.	Restricted Stock Unit Awards.

(a)

Grant. A Restricted Stock Unit Award is an Award of Units having a value equal to the Fair Market Value of an identical number of Shares. All or any part of any Restricted Stock Unit Award may be subject to such conditions and restrictions as may be established by the Committee, and set forth in the applicable Agreement, which may include, without limitation, Continuous Service requirements, a requirement that a Participant pay a purchase price for such Award, the achievement of specific performance goals, and/or applicable securities laws restrictions. Subject to the terms set forth in the Agreement, during any period during which an Award of Restricted Stock Units is subject to a substantial risk of forfeiture, Participants holding Restricted Stock Units shall have no dividend rights with respect to Shares subject to such Restricted Stock Units other than as the Committee so provides, in its discretion, in an Agreement, and shall have no voting rights with respect to such Awards. Any dividends or dividend equivalents may be paid currently or may be credited to a Participant’s account and may be subject to such restrictions and conditions as the Committee may establish.

(b)

Restrictions. Restricted Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the period during which the Award is restricted, and the satisfaction of any applicable performance goals during such period, to the extent provided in the applicable Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Agreement. The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date the Restricted Stock Units are granted, such action is appropriate.

(c)

Restricted Period. An Award of Restricted Stock Units that vests solely on the basis of the passage of time (and not on the basis of any performance standards) shall not vest more rapidly than ratably over a period of three years from the grant date beginning on the first anniversary of the Award grant date. In the case of a Restricted Stock Unit Award that vests based on performance standards, such Award shall not vest more rapidly than immediate vesting on the first anniversary of the Award grant date. Notwithstanding the foregoing, the vesting of a Restricted Stock Unit Award may be accelerated upon the occurrence of certain events as provided in the Agreement.

8.	Other Awards.

(a)

General. The Committee may from time to time grant Other Awards under this Plan. The Committee, in its sole discretion, shall determine, and provide in the applicable Agreement for, the terms and conditions of such Other Awards provided that such Other Awards shall not be inconsistent with the terms and purposes of this Plan. Except as otherwise provided in the Agreement, during any period during which an Other Award is subject to a substantial risk of forfeiture, Participants holding an Other Award shall have no dividend rights with respect to Shares subject to such Other Award, and shall have no voting rights with respect to such Award. The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions which are consistent with the terms and conditions of the Award to which such Shares relate.

(b)

Options. Other Awards may include, in the Committee’s sole discretion, Awards of Options. Participants holding Options shall have no dividend rights with respect to Shares subject to such Options. The purchase price of each Share subject to an Option shall be determined by the Committee and set forth in the applicable Agreement, but shall not be less than 100% of the Fair Market Value of a Share as of the date the Option is granted. Notwithstanding anything to the contrary in the Plan or the Agreement, the Committee shall not have the right, without shareholder approval, to (i) reduce or decrease the purchase price for an outstanding Option, (ii) cancel an outstanding Option for the purpose of replacing or re- granting such Option with a purchase price that is less than the original purchase price, (iii) extend the expiration date of an Option, or (iv) deliver stock, cash, or other consideration in exchange for the cancellation of an Option, the purchase price of which exceeds the Fair Market Value of the Shares underlying such Option.

9.	General Provisions.

(a)	Effective Date of this Plan. This Plan became effective as of January 17, 2014, and was amended and restated effective as of March 6, 2018.

(b)

Duration of this Plan; Date of Grant. This Plan shall remain in effect for a term of ten years following the date on which it originally became effective (i.e., until January 17, 2024) or until all Shares subject to the Plan shall have been purchased or acquired according to the Plan’s provisions, whichever occurs first, unless this Plan is sooner terminated pursuant to Section 9(e) hereof. No Awards shall be granted pursuant to the Plan after such Plan termination or expiration, but outstanding Awards may extend beyond that date.

(c)

Right to Terminate Service. Nothing in this Plan or in any Agreement shall confer upon any Participant the right to continue in the employment or other service of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate or modify the employment or other service of the Participant with or without Cause.

(d)

Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s social security and Medicare taxes (FICA) obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Award and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Common Stock, or pay any amount of cash, otherwise required to be issued, transferred or paid pursuant to the Agreement.

(e)

Amendment, Modification and Termination of this Plan. Except as provided in this Section 9(e), the Board may at any time amend, modify, terminate or suspend this Plan and alter or amend any or all Agreements under this Plan to the extent permitted by law, in which event, the term “Agreement” shall mean the Agreement as so amended. Any such alterations or amendments may be made unilaterally by the Committee, unless such amendments are deemed by the Committee to be materially adverse to the Participant and are not required as a matter of law. Amendments are subject to approval of the shareholders of the Company only as required by applicable law or regulation, or if the amendment increases the total number of shares available under this Plan, except as provided in Section 9(f). No termination, suspension or modification of this Plan may materially and adversely affect any right acquired by any Participant under an Award granted before the date of termination, suspension or modification, unless otherwise provided in an Agreement or otherwise or required as a matter of law. It is conclusively presumed that any adjustment for changes in capitalization provided for in Section 9(f) does not adversely affect any right of a Participant or other person under an Award. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Participants with the maximum benefits provided or to be provided under the provisions of Section 409A and/or to bring the Plan and/or Awards granted under it into compliance therewith.

(f)

Adjustment for Changes in Capitalization. Appropriate adjustments in the aggregate number and type of securities that may be issued, represented, and available for Awards under this Plan, in the limitations on the number and type of securities that may be issued to an individual Participant, in the number and type of securities and amount of cash subject to Awards then outstanding, in the Option purchase price as to any outstanding Options, and in outstanding performance-based Awards and payments with respect to outstanding performance-based Awards, and comparable adjustments, if applicable, to any outstanding Other Award, automatically shall be made to give effect to adjustments made in the number or type of Shares through a Fundamental Change, divestiture, distribution of assets to shareholders (other than ordinary cash dividends), reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination or exchange, rights offering, spin-off or other relevant change, provided that fractional Shares shall be rounded down to the nearest whole Share.

(g)

Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of any Termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate, unless expressly so provided by such other plan, contract or arrangement or the Committee determines that an Award or portion of an Award should be included to reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(h)

Unfunded Plan. This Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under this Plan. To the extent any person acquires a right to receive an Award under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

(i)	Limits of Liability.

(i)	Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by this Plan and the Agreement.

(ii)

Except as may be required by law, neither the Company nor any member or former member of the Board or the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) hereof) in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken, or not taken, in good faith under this Plan.

(iii)

To the full extent permitted by law, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

(j)

Compliance with Applicable Legal Requirements. The Company shall not be required to issue or deliver a certificate for Shares distributable pursuant to this Plan unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act, the Exchange Act and the requirements of the exchanges, if any, on which the Company’s Shares may, at the time, be listed.

(k)

Deferrals and Settlements. The Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under such rules and procedures as it may establish under this Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts.

(l)

Acceleration. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Agreement stating the time at which it may first be exercised or the time during which it will vest.

(m)

Forfeiture. The Committee may specify in an Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a Termination for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

(n)

Clawback and Noncompete. Notwithstanding any other provisions of this Plan, any Award which is subject to recovery under any law, government regulation, stock exchange listing requirement, or Company policy, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement, or any policy adopted by the Company whether pursuant to any such law, government regulation or stock exchange listing requirement or otherwise. In addition and notwithstanding any other provisions of this Plan, any Award shall be subject to such noncompete provisions under the terms of the Agreement or any other agreement or policy adopted by the Company, including, without limitation, any such terms providing for immediate termination and forfeiture of an Award if and when a Participant becomes an employee, agent or principal of a competitor without the express written consent of the Company. For the avoidance of doubt, the Committee may specify in an Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Agreement or otherwise applicable to the Participant, a Termination for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

(o)

Sub-plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

(p)	Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

(q)

Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments and to enter into non-uniform and selective Award Agreements.

10.

Substitute Awards. Awards may be granted under this Plan from time to time in substitution for Awards held by employees of other corporations who are about to become Eligible Employees, or whose employer is about to become a Subsidiary of the Company, as the result of a merger or consolidation of the Company or a Subsidiary of the Company with another corporation, the acquisition by the Company or a Subsidiary of the Company of all or substantially all the assets of another corporation or the acquisition by the Company or a Subsidiary of the Company of at least 50% of the issued and outstanding stock of another corporation. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the Awards in substitution for which they are granted.

11.

Governing Law. To the extent that federal laws do not otherwise control, this Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the laws of New York, without giving effect to principles of conflicts of laws, and construed accordingly, except for those matters subject to the General Corporation Law of Delaware, which shall be governed by such law, without giving effect to principles of conflicts of laws, and construed accordingly.

12.

Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

13.

Section 409A. The Plan is intended to comply with Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments that are due within the short-term deferral period as defined in Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise.

Notwithstanding anything to the contrary in the Plan, to the extent required to avoid adverse tax consequences under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Participant’s Termination shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any tax or penalty under Section 409A and neither the Company nor the Committee will have any liability to any Participant or otherwise for such tax or penalty.